Exhibit 99.1
Third Quarter 2006 Business Update

Good afternoon and welcome to Select Comfort’s third quarter business update. This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation. Today’s call was recorded for replay after the close of the financial markets on Wednesday, September 13. The replay will remain available on our website at www.selectcomfort.com until our next update or earnings release, planned for Tuesday, October 24, 2006.

The information in this call contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the company’s actual results in future periods to differ materially from forecasted amounts. These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

As a reminder, it is not our practice to provide quarterly guidance. The purpose of our business update is to provide insight into the company’s current-quarter performance relative to the annual long-term growth targets we have consistently communicated. These targets are as follows:

•  Revenue growth of between 15% and 20%;
•  Same-store sales growth of between 7% and 12%, and
•  Earnings growth of between 20% and 25%, excluding stock option expenses.

Today’s business update will cover three main points, based upon actual business results for the 10-weeks ended Saturday, September 9. Importantly, we still have three weeks to go before quarter-end, so these results are still subject to change.

•	The first main point is that the company’s third quarter performance is on track to meet or exceed our annual long-term growth targets;
•	Second, we reaffirm our full-year earnings guidance, and
•	Third, we have actively been repurchasing stock under the authority of our $150 million stock buy-back program.

With respect to the first main point, we continue to consistently achieve our long-term sales growth targets, and the company’s third quarter performance is expected to once again demonstrate the operating leverage inherent in our vertically integrated business model. Third quarter sales and same-store sales are tracking toward the high-end of the range of our long-term growth targets. Labor Day sales were particularly strong and represent record sales over our 10-day holiday promotional period. Increased accessory and service sales along with the December 2005 pricing actions continue to be significant contributors to same-store sales growth.

Our strategic efforts and success in diversifying the sources of revenue growth provide us with a high level of confidence that we will continue to grow substantially in excess of industry growth rates, regardless of industry conditions.

Increasing distribution is an important source of growth, both in terms of our company-controlled channels and from the partnerships and strategic relationships that are helping to build our brand presence throughout North America. By the end of the third quarter we expect to operate 423 company-controlled stores and increase our retail partner program to almost 600 doors; this represents growth of 11 net new stores and approximately 100 new retail partner doors in the third quarter. On a year-to-date basis, this equates to 27 net new company-controlled stores, which is consistent with our previously stated goal of between 40 and 45 net new stores in 2006. New stores are currently opening at over $1 million in sales during the first full year of operation, which exceeds our planned results.

Over the past four years, our retail partner program has grown to become a valuable complement to our company-controlled business. In July, we celebrated the milestones of 50,000 beds sold and $50 million in revenue generated through the life of our retail partner program. In August, we celebrated another milestone - reaching 100,000 beds sold through our 6-year partnership with QVC. When we entered into our relationship with QVC, I’m not sure any of us thought we would be QVC’s leading bed partner or imagined selling over 100,000 beds through this channel, but we have - and the momentum continues.

The coordination between our marketing teams and sales organization is a fundamental growth driver for our overall business, and as a result, the company expects to invest almost $110 million in total media spending in 2006 in order to continue to increase revenue and build brand awareness. Third quarter media spending will increase approximately 25% over the third quarter of last year.

With the strength of our third quarter performance, I am pleased to reaffirm our full year earnings guidance of between $0.93 and $0.97 per diluted share, which includes stock option expenses of $0.08 per diluted share. If 2005 results had included the effects of stock option expenses, our pro-forma earnings would have been $0.69 per share, resulting in apples-to-apples earnings growth in 2006 of between 35% and 41%.

When we announced our 2007 stated goals of $1 billion in revenue and 12% operating margins on a pre-options expense basis, the targets were regarded as highly optimistic. Our sales growth and improved operating leverage over the past five years demonstrate that these objectives represent highly achievable milestones.

Based upon the confidence we have in the long-term performance of our business, we have been actively repurchasing stock in recent weeks under the $150 million buy-back authorization we announced in May. Thus far in the quarter, we have repurchased over 1.2 million shares at a cost of over $24 million. This equates to an average price of $19.54 per share. On a year-to-date basis, we have repurchased almost 2.2 million shares, or 4% of our outstanding stock, at a cost of almost $48 million; an average of $21.36 per share. We intend to remain active through a 10b5-1 program that we have authorized during our company designated black-out period. As we have consistently communicated, we expect to fund the repurchase program from the incremental cash flow in our business and our intent is to remain active in the repurchase program every quarter. We remain absolutely committed to increasing long-term shareholder value through a buy-back program that is both accretive to earnings and provides an efficient means of returning excess cash to our investors.

This concludes today’s call. We expect to report third quarter results after the close of the financial markets on Tuesday, October 24. We hope that you will make time to join us for our regularly scheduled earnings call that day.

Thank you for listening and, as we like to say, sleep well.